Exhibit 5.2

[KRAMER LEVIN NAFTALIS & FRANKEL LLP LETTERHEAD]

June 10, 2008

First Class Navigation Corporation

22 Ethnikis Antistaseos Street

152 32 Halandri

Athens, Greece

Dear Sirs:

We have acted as counsel to First Class Navigation Corporation, a Marshall Islands corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form F-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), with respect to the registration under the Securities Act of 1933, as amended (the “Act”), of (i) 12,500,000 units (the “Units”), each Unit consisting of one share of common stock of the Company, par value $.0001 per share (the “Common Stock”), and one warrant to purchase one share of Common Stock (the “Warrants”); (ii) up to 1,875,000 Units (the “Over-Allotment Units”), which the underwriters, for whom Dahlman Rose & Co., LLC and Ladenburg Thalmann & Co. Inc. are acting as representative, will have a right to purchase from the Company to cover over-allotments, if any; (iii) all shares of Common Stock and all Warrants issued as part of the Units and Over-Allotment Units; and (iv) all Common Stock issuable upon exercise of the Warrants included in the Units and Over-Allotment Units.

In rendering this opinion, we have reviewed copies of the Registration Statement, the Articles of Incorporation of the Company, the By-laws of the Company and resolutions of the Board of Directors of the Company. We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company. We have not independently verified the facts so relied on.

Based on the foregoing we are of the opinion that:

1. When issued, the Warrants will constitute valid and binding obligations of the Company to issue and sell, upon exercise thereof and payment therefor, the number and type of securities of the Company called for thereby and such Warrants when issued are enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance or transfer and other similar laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

Because the Warrant Agreement is governed by New York law, we are rendering this opinion as to New York law. We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any other law other than the law of the State of New York (the “Relevant Laws”). In particular, we do not purport to pass any matter governed by the laws of the Republic of the Marshall Islands. Without limiting the foregoing, we express no opinion with respect to federal or state securities laws.

With respect to the opinion expressed above, we have assumed that a prospectus relating to the common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants.

The opinion expressed herein is based upon the Relevant Laws and interpretations thereof in effect on the date hereof, and the facts and circumstances in existence on the date hereof, and we assume no obligation to revise or supplement this opinion letter should any such law or interpretation be changed by legislative action, judicial decision or otherwise or should there be any change in such facts or circumstances.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Kramer Levin Naftalis & Frankel LLP

Kramer Levin Naftalis & Frankel LLP